Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

Steel Partners Holdings L.P.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated October 14, 2016, relating to the consolidated financial statements of ModusLink Global Solutions, Inc. and subsidiaries appearing in Steel Partners Holdings L.P.’s Form 8-K filed on January 9, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

January 9, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.